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                                                                   EXHIBIT 10.16


                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT ("Agreement") is made and entered into this 13th day of January, 2003, between TFS-DI, a Arizona corporation, and a wholly owned subsidiary of Three-Five Systems, Inc., whose principal office is located in Tempe, Arizona (hereafter referred to as "Buyer"), and DATA INTERNATIONAL LTD, a Taiwanese corporation formed under the laws of Taiwan, having a place of business at 5 Fl. No 25 Lane 169, Kang-Ning, Taipei Hsien, Taiwan, ROC (hereafter referred to as "Supplier"). The parties hereto hereby agree to the following provisions regarding the purchase and sale of Liquid crystal display ("LCD") glass, modules, and other Products as defined under this Agreement.

      This Agreement is entered for the purpose of establishing a long-term relationship based on continuous improvement processes that will lead toward world-class benchmarks in the following areas: quality, cost, delivery, technology and service. Another primary purpose of this Agreement is to characterize and expand the parties' mutually beneficial goals, trust, and economic benefits.

                                   WITNESSETH:

            WHEREAS, Buyer is engaged in the manufacture of LCD glass and modules for use in original equipment manufacturers ("OEM") products; and

            WHEREAS, Buyer has obtained a license to market certain technology and has purchased certain personal property from Supplier, as described under EXHIBIT 1 to this Agreement; and

            WHEREAS, Supplier is engaged in the manufacture of LCD glass and modules for its customers; and

            WHEREAS, Buyer desires to purchase from Supplier certain Products for use in LCD products manufactured by Buyer; and

            WHEREAS, Supplier desires to supply the Products to Buyer;

            NOW, THEREFORE, the parties hereto agree as follows:

1.    DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth below.

      1.1. "PRODUCT" shall mean the components and /or product furnished by Supplier to Buyer specified under specific purchase orders issued by Buyer to Supplier under the terms of this Agreement. A STANDARD PRODUCT shall mean that Product developed by the Supplier, for which the Supplier or Suppliers customer retains ownership of all design specifications and tooling. A "CUSTOM PRODUCT" shall mean that Product developed by the Supplier specifically for the Buyer, with the Buyer retaining ownership of all design specifications and tooling.
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      1.2.  "SPECIFICATIONS" shall mean the specifications, which identify and describe the Product to be manufactured by Supplier and purchased by Buyer and which may be changed or modified from time to time in accordance with the requirements of the Buyer as indicated in specific purchase orders issued by Buyer.

      1.3 "QUALITY" shall mean the level at which the Product, as manufactured and delivered by the Supplier to the Buyer, meets the Buyer's specifications as described in individual purchase orders issued by Buyer to Supplier as defined by this Agreement.

2.    AGREEMENT

      2.1.  PURPOSE OF AGREEMENT.

            The purpose of this Agreement is for Buyer and Supplier to agree upon certain standard terms and conditions when Supplier supplies Product to Buyer.

      2.2.  REPRESENTATION AND WARRANTIES.

            Each party represents and warrants that it possesses full authority and legal person status to enter into this Agreement and perform its obligations hereunder and that the representative whose signature is affixed hereto has been fully authorized to sign this Agreement.

      2.3 PURCHASE COMMITMENT. The Product furnished by Supplier under this Agreement will be specified on the individual purchase orders issued to the Supplier by the Buyer. Specific purchase commitments under this Agreement shall be made through separate purchase orders or releases issued by Buyer locations. No material shall be purchased by Supplier, on behalf of Buyer, without an express written purchase order.

      2.4 TERM. This Agreement shall be effective from the date of this Agreement and shall remain in existence for a term of sixty (60) months. Buyer shall have the option to renew this Agreement for additional (to be determined) time periods upon giving Supplier thirty (30) days written notice of its intention to renew the term. The prices during each renewal term shall be established by friendly negotiations and mutual agreement, in writing, by the parties.

      2.5 PRICE. Pricing for all Products shall be indicated on the specific purchase orders issued by the Buyer to the Supplier. The price listed in the individual purchase orders shall represent the entire cost of the Product

                  2.5.1 MOST FAVORED CUSTOMER. The Supplier warrants the prices charged for the Products ordered on purchase orders issued by the Buyer are not higher than: (1) Supplier would charge its most favored customers, either domestic or international, for similar products, (2) prices charged by other suppliers for similar type products, (3) TFS' internal cost for the manufacture of the product.

                  2.5.2 If Supplier is making a purchase price adjustment as a result of alteration of the Specifications by Buyer, Supplier shall submit a description of purchase price adjustment in writing to Buyer with appropriate details. Such adjustment of purchase prices shall be negotiated in good faith between the parties. The mutually agreed upon


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            new price shall apply from the first supply of Product to which such alteration of the Specifications has been implemented.

      2.6 QUANTITY. The quantities of Products ordered shall be listed on the specific purchase order issued by Buyer to the Supplier under this Agreement. Buyer's obligation to purchase quantities of Product from Supplier is strictly limited to the amount specified on individual purchase orders issued by Buyer to the Supplier.

      2.7 CAPACITY. Supplier agrees to reserve for the Buyer manufacturing capacity and tooling capability (as determined by the Buyer) to supply the Product(s) during the term of this Agreement. This availability shall include all Products(s) listed under all purchase orders placed by Buyer, and all forecasts provided by Buyer pursuant to this Agreement. Notwithstanding the above, Supplier will, at a minimum, reserve 60% manufacturing capacity on an annual basis for the Buyer. This capacity shall not be cancelled or diverted to another customer without the express written approval of Buyer. However, Buyer shall not be obligated in any way to utilize any percentage of Suppliers manufacturing capacity.

      2.8 QUALIFICATION. Supplier may be required to submit samples of certain items for approval by Buyer locations prior to obtaining a production purchase order. Such samples shall be submitted promptly by Supplier upon request from any of the Buyer locations. Buyer locations shall notify Supplier, in writing, when approval has been granted. In addition, other means and methods may be employed by the Buyer in qualification of the Supplier. These methods and means shall include, but not be limited to, quality audits, supplier questionnaires, and performance metrics. The Supplier shall assist the Buyer in the completion of any of the qualification tasks.

      2.9 QUALITY. Supplier shall furnish Product which meets specifications as listed the individual purchase orders issued by the Buyer to the Supplier under this Agreement. Specifications shall include, but not be limited to, technical drawings, schematics, quality requirements, manufacturing requirements, and Statement-of-Work. Supplier, insofar as practicable, is responsible for reviewing all Product manufacturing requirements (including, but not limited to, such requirements as processing, testing, inspection, cleaning and packaging) prior to commencement of any manufacturing by Supplier, so that Supplier's questions, if any, regarding any of the delineated requirements may be resolved at that time. When Buyer's Product design specification numbers or drawings are used to define specifications, the applicable revisions, if any, of such documents currently in effect at the Buyer's locations and specified on Buyer's purchase order shall prevail. Supplier may not deviate from any Product quality requirements without the prior specific written approval of the Buyer.

                  2.9.1 QUALITY DATA. Supplier will provide, upon written
            request during the term of this Agreement, reliability and quality data regarding Products produced for Buyer for the purpose of maintaining consistent quality and reliability standards for such Products.

                  2.9.2 TRACEABILITY. During the term of this Agreement,
            Supplier shall maintain data and test lot trace-ability for Products sold to Buyer.



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                  2.9.3 NOTIFICATION OF DEFECTS. Supplier will promptly after discovery advise Buyer of defects and/or non-conformity in Products already shipped to and/or in lots currently in manufacture for Buyer.

                  2.9.4 STOP SHIPMENTS. Upon receipt of Buyer's written
            documentation indicating that a defect in the Product has been discovered, Supplier will immediately stop shipment and manufacturing of Products which are subject to a suspected failure to meet the criteria specified in such Products' acceptance criteria. If Supplier is responsible for such failure, and Supplier is not able to correct the matter within thirty (30) days of receipt of such stop notice, then (i) Buyer may reject non-conforming Products, and, (ii) Buyer may, without penalty (including loss of capacity), cancel any then-pending Purchase order(s) for such Products as to which product has not been shipped by sending written notice of cancellation to Supplier. Such a notice of cancellation shall be effective on receipt by Supplier.

                  2.9.5 FAILURE ANALYSIS. Upon written request from Buyer,
            Supplier will perform failure analysis of Products returned to Supplier with a Supplier-issued return material authorization number. If such analysis shows the existence of material defects in breach of applicable Supplier warranties, Supplier will not be entitled to payment for the cost of Supplier's failure analysis concerning such defects for the specific Products which were subject to them.

                  2.9.6 INSPECTION. During the term of this Agreement, Buyer will have the right to maintain one or more source inspectors at the Supplier's facility and any other personnel as agreed to by the parties. Supplier will provide adequate office space for Buyer's on-site inspectors and representatives.

      2.10  PROCEDURE TO CONTRACT FOR PRODUCTS

            The procedure to contract for the Products is that Buyer will issue its order(s) to Supplier for Products in such amounts as are required by Buyer. Supplier shall immediately begin manufacturing the Products requested by such order(s) and deliver them to Buyer within the agreed upon Product lead-time.

      2.11  INCORPORATION OF THIS AGREEMENT INTO ORDERS FOR PRODUCTS.

            The terms and conditions set forth in this Agreement shall be incorporated as a part of each order for the Products. The parties may include details to this Agreement as set forth in Section 2.14 and may modify the terms of this Agreement only by a written agreement, signed by an authorized representative of each party. In case of discrepancies between any particular order and this Agreement, the order governs.

      2.12  SPECIFICATIONS

                  2.12.1 Supplier shall manufacture all Products in accordance with the Specifications specified in the individual purchase orders issued to Buyer by Supplier under this Agreement. These Specifications shall include at minimum the following:

                        (i) Drawings, specifications and/or other similar documents prepared by Buyer and approved by Supplier (hereinafter referred to as "Buyer Drawings");



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                        (ii) Drawings, specifications and/or other similar
                        documents prepared by Supplier and approved by Buyer; and/or

                        (iii) Other particulars agreed upon, in writing, by the parties hereto.

                  2.12.2 If requested by Buyer, Supplier shall prepare drawings, specifications and/or any other similar documents in accordance with Buyer Drawings, and shall furnish them to Buyer for approval by Buyer. Upon request of Buyer, Supplier shall also supply to Buyer detailed drawings and/or other similar documents.

                  2.12.3 Buyer may request that Supplier alter the
            Specifications if and when Buyer deems it necessary. Supplier and Buyer shall mutually agree upon any changes in Specifications. If the Specifications are altered, such altered Specifications shall not apply to Products for which shipping instructions have been agreed to under Article 2.13, unless otherwise agreed by Supplier.

                  2.12.4 Supplier agrees to make no significant change in the design or specifications of Products, unless such proposed changes are communicated in writing to Buyer and Buyer agrees in advance to such changes.

                  2.1.2.4 All documentation (including specifications and
            drawings) provided to Supplier by Buyer shall remain the sole property of the Buyer and shall only be used by Supplier with Buyer's written approval. In addition, all documentation (including specifications and drawings) developed by Supplier under this Agreement is the sole property of the Buyer and shall not be used for any other purpose without Buyer's written approval.

      2.13  STANDARD PRODUCTS

            Supplier agrees to offer to Buyer access to all its existing and future Standard Products. In addition, the Supplier may be authorized by the Buyer to offer Custom Products for sale through specified sales and distribution channels. Buyer authorization must be in writing, in advance of any sale, and specify Custom Products and authorized sales and distribution channels.

            Should the Supplier decide to discontinue any of its Standard Products, the Supplier will provide Buyer (in writing) notice of such proposed discontinuance at least one year in advance of such discontinuance. At this time, the Buyer shall have the option to either (i) initiate a last time buy (quantity to be determined solely at the Buyer's discretion), or (ii) find an alternative supplier to provide the discontinued Product to the Buyer. In the event that the Buyer (at its sole discretion) decides to pursue option (ii), above, then the Supplier will immediately transfer to the Buyer title and ownership to all specifications, drawings, bills-of material, documents, tooling and fixtures, intellectual property, and other information and documents necessary, and reasonably related to manufacturing the Product.

            The parties agree (at the written direction by the Buyer) to attach Buyer's trademark to the Product. If this occurs, Supplier will not attach or affix its own, or any other third party trademark to the Product.

      2.14  PURCHASE PROCEDURES

            Buyer shall place firm purchase orders with Supplier, and Supplier may accept such firm purchase orders, by agreed upon means of communication, at agreed upon times and by


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            agreed upon format and content. If Supplier determines that it cannot supply the Product requested by the purchase order, Supplier shall promptly notify Buyer of the situation within two (2) business days after receipt of Buyer's firm purchase order, and steps, if any, which Supplier proposes to take to correct the deficiencies. Buyer shall discuss with Supplier and the parties shall determine the quantity which will be supplied to Buyer, the delivery schedule, and the manner and means of delivery to Buyer, giving due consideration to such situation.

            Such a firm purchase order shall become binding and constitute an individual purchase/sale agreement either (i) on the day Supplier conveys to Buyer its acceptance of the original purchase order submitted by Buyer or (ii) on the next business day after a lapse of fourteen (14) business days from the date of posting of such a firm purchase order by Buyer, whichever occurs first.

      2.15  SHIPMENT AND DELIVERY

                  2.15.1 Shipments shall be based on term of delivery of goods on board vehicle, freight collect unless otherwise agreed.

                  2.15.2 The ownership, legal title and right of possession and control over the Product and risk of loss or damage to the Product shall pass from Supplier to Buyer upon delivery to Buyer, unless agreed upon otherwise by the parties.

                  2.15.3 Supplier shall properly pack, mark and ship all the ordered Product in appropriate standard packing (with appropriate internal packing materials) to ensure that the Product arrives damage free. Such packing should be sufficient to handle rough handling, salt spray, open storage, exposure to a salty atmosphere and any other reasonably foreseeable shipping hazard.

                  2.15.4 Necessary shipping documents shall include but are not limited to: (i) a clean bill of lading; (ii) commercial invoice;
            (iii) insurance certificate; (iv) packing list; and (v) certificate of quality, if requested by Buyer.

                  2.15.5 Supplier shall be responsible for obtaining adequate insurance on all Buyer Products and equipment related to the manufacture and delivery of Buyer's Products. Certificates evidencing this insurance shall be provided to the Buyer upon request.

      2.16  WARRANTY

            Supplier warrants that the Products will meet the specifications and tolerances established by Buyer; that they shall be free of defect in material and workmanship; and that they shall be suitable for the purpose intended by Buyer. In the event that Supplier supplies any Products which do not meet this warranty, Buyer shall be entitled to such remedies as may be available by law. Notwithstanding the above, at a minimum, the warranty provided by Supplier to Buyer on Products manufactured by Supplier for Buyer, shall be 18 months from receipt of Product by Buyer.



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      2.17  CONFIDENTIALITY

            From time to time, either party may have access to information that relates to the other party's research, development, business activities, products, services and mechanical knowledge (hereinafter referred to as "Confidential Information").

            With regard to this Confidential Information, each party agrees not to reveal this Confidential Information to any third party and further agrees not to use the Confidential Information, except as is necessary to provide the Product pursuant to the terms of this Agreement. Neither party shall disclose or permit access to any Confidential Information to any of its employees who are not participating directly in supplying the Product, and the party shall inform its employees who are permitted access to any Confidential Information of the restrictions that are contained in this Agreement. In the event that either party is discovered using the Confidential Information for an improper purpose, such party shall cease such unauthorized use immediately.

            Upon termination of this Agreement, such Confidential Information shall be returned to the party to which it belongs or destroyed (and such destruction certified), and no copies or other reproductions shall be retained. Neither party shall be permitted to continue using Confidential Information after the termination of this Agreement.

      2.18  AGENCY, ASSIGNMENT AND SUBCONTRACTING

                  2.18.1 AGENCY. The relationship of the parties under this
            Agreement shall be, and at all times remain, one between independent contractors. Neither party shall have the authority to pledge the credit of or assume or create obligations on behalf of the other party and shall not take any action which has, or might have, the effect of creating the appearance of its having such authority

                  2.18.2 ASSIGNMENT AND SUBCONTRACTING. Buyer may assign this
            Agreement, in whole or in part, without notice or consent of the Supplier. Supplier may not assign this Agreement without the consent of Buyer. Supplier shall not subcontract the supply of any of the Product without the prior written permission of Buyer, such permission not to be unreasonably withheld.

      2.19 WARRANTY AND PRODUCT LIABILITY CLAIMS. In the event that either party receives notice of a claim from a third party that such third party is making a warranty claim or requesting repair or replacement of a finished Product due to the fault of the parts, or that a faulty part allegedly caused physical injury (including death) or property damage to a third party, the party who received such notice shall promptly notify the other party in writing.

      2.20  COOPERATION.

            Each party shall cooperate with the other party in good faith and on a reasonable basis to review and respond to such claims and to participate in problem solving, and curing any performance deficiencies, which might give rise to such claims.



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      2.21  ALLOCATION OF LIABILITY.

            In the event that it is discovered that Supplier is responsible for supplying faulty Product, Supplier agrees to pay all costs and expenses incurred as a result of the warranty or product liability claim.

      2.22  INDEMNIFICATION.

            Supplier further agrees to indemnify and hold harmless Buyer and its directors, officers, agents, and employees from and against all actions, claims, causes of action (whether based upon Agreement, tort, express or implied warranty, negligence or strict liability), damages or expenses of whatever kind and nature (including reasonable attorneys' fees) (hereinafter collectively referred to as "Claims") asserted by any person or persons for or on account of personal injury (including death) or property damage (including loss of use thereof) suffered or incurred by any person or persons whomsoever, arising out of or in any manner connection with this Agreement unless such Claim arose due to or was caused by the willful misconduct and gross negligence of Buyer. In the event a Claim arises as a result of the joint negligence of the parties, each party agrees to be responsible for the proportion of the Claim which corresponds to its percentage of negligence.

      2.23 TERMINATION. This Agreement may be brought to an early termination upon the occurrence of any of the following reasons:

                  2.23.1 If either party commits a material breach of this
            Agreement and such party fails to remedy same within ninety (90) days after delivery of notice by the other party of the occurrence or existence of such breach or such longer period as may be agreed by the non-defaulting party; or

                  2.23.2 If either party becomes insolvent or subject to a
            petition in bankruptcy filed by or against it or is placed under the control of a receiver, liquidator or committee of creditors, or ceases to function as a going concern for any reason; or

                  2.23.3 If either party's assets or property has been, or is threatened to be, nationalized, expropriated or otherwise taken over by any governmental authority; or

                  2.23.4 If any sovereign entity or authorized political
            subdivision enacts legislation relating to or adversely affecting the relationship created by this Agreement, in which case the parties shall mutually determine whether or not to continue the Agreement or terminate it.

      2.25  RIGHT OF FIRST REFUSAL.

            Notwithstanding anything herein to the contrary, Supplier may freely compete with other suppliers and shall be afforded a written right of first refusal to sell Products to Buyer within seven (7) days of written notice of a competitor's offer regarding (i) existing Products currently manufactured by the Supplier for the Buyer or
            (ii) new monochrome Product designs on Products currently manufactured by the Supplier for the Buyer. Notwithstanding the above, this Right of First Refusal is subject will not apply if the following occur: (a) the price charged by Supplier for the Products is greater than 5% of the price charged by other suppliers for the same Product, (b) the Supplier does not meet


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            the Buyer's reliability, delivery, and quality requirements. In addition, Buyer must have received written notice of Suppliers intention to exercise such right of first refusal within three (3) days of Buyer's notification to Supplier regarding the above described right of first refusal, otherwise, Buyer may freely deal with whatever competitor it chooses.

      2.26  DISPUTE RESOLUTION.

            Any dispute arising from this Agreement shall be resolved through discussions and consultations between the parties based on the principle of "friendly negotiations". If no settlement has been reached within forty-five (45) days, the dispute shall be subject to legal adjudication in the courts of Maricopa County, Arizona USA.

      2.27  RESORT TO ADMINISTRATIVE PROCEEDING AND INJUNCTIVE RELIEF.

            Nothing in the previous section shall affect any party's right in seeking administrative remedies or injunctive relief if harm to the party becomes imminent.

      2.28  ACCESS.

            Supplier shall allow Buyer personnel and Buyer authorized representatives and customers access to the Supplier facility at any time a upon reasonable advance notice.

      2.29  ISO CERTIFICATION.

            At all times during the term of this Agreement, Supplier shall maintain ISO 9000 registration and certification.

      2.30  WAIVER.

            Waiver by either party of any breach by the other party of any of the terms or provisions hereof shall be deemed not to be a waiver or breach on any other occasion of the same terms or provisions or a waiver or breach of any other term or provision hereof.

      2.319 FORCE MAJEURE

            Neither party shall be held liable to the other party to perform its obligations under this Agreement whether such performance is prevented or interfered with, wholly or in part, differences with workmen, war or hostilities between any nations, Acts of God, fire, storm, flood, earthquake, accidents, materials or fuel, shortage or delay or carriers, governmental regulations, orders or proclamations, laws, acts of public enemies, and other similar events or contingencies beyond the reasonable control of the party whose performance is prevented or interfered with. Either party shall promptly notify the other party of an inability to perform any obligation required under this Agreement as a result of any of the foregoing.

      2.32  ENTIRE AGREEMENT

            This Agreement, together with any appendices attached to this Agreement, constitutes the entire Agreement between the parties with respect to the subject matter hereof.



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      2.33  SEVERABILITY.

            If any term or provision of this Agreement shall be held invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and each term and provision hereof shall be valid and enforced to the fullest extent permitted by law.

      2.34  SURVIVAL.

            The rights and obligations of sections 2.2, 2.9, 2.15, 2.16, 2.17, 2.19, and 2.22 shall survive the termination of this Agreement.

      IN WITNESS WHEREOF, the parties executed this Agreement by their respective duly authorized officials on the date set forth below.

      BUYER (Seal)                              SUPPLIER (Seal)


------------------------------------     ------------------------------------


By:    /s/ George Pisaruk                 By:    /s/ W.J. Hsieh
   ---------------------------------         --------------------------------

Title: Secretary                          Title: President
      ------------------------------            -----------------------------

Date:  Jan 13, 2003                       Date:  Jan/10/2003
     -------------------------------           -------------------------------


                                         By:    /s/ Frank Liao
                                            ----------------------------------

                                         Title: Vice President
                                               -------------------------------

                                         Date:  Jan/10/2003
                                              --------------------------------




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